Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

  FOR IMMEDIATE RELEASE
  MARCH 25, 2010

INVESTOR CONTACT:
JEFFREY L. MOBLEY, CFA
SENIOR VICE PRESIDENT -
INVESTOR RELATIONS AND RESEARCH
(405) 767-4763
jeff.mobley@chk.com

JOHN J. KILGALLON
MANAGER –
INVESTOR RELATIONS AND RESEARCH
(405) 935-4441
john.kilgallon@chk.com

MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION RECEIVES
INVESTOR RELATIONS MAGAZINE AWARDS

OKLAHOMA CITY, OKLAHOMA, MARCH 25, 2010 – Chesapeake Energy Corporation (NYSE:CHK) was recognized for Best Investor Relations in the Energy Sector and also received the award for Best Investor Relations Website at the 2010 IR Magazine U.S. awards program last night in New York.  Chesapeake was also selected as finalist in the Grand Prix for Best Overall Investor Relations among large cap companies and Best Use of Conferencing.

In its 15th year, IR Magazine U.S. Awards have set the benchmark of excellence in investor relations.  Based on their unique research process that directly canvases the opinions of the entire investment community, the annual event in New York brings together the entire investor relations community.

Jeffery L. Mobley, Senior Vice President of Investor Relations and Research, stated, “We greatly appreciate this recognition by IR Magazine.  Our team strives to provide transparent, comprehensive and insightful information regarding Chesapeake and the energy industry to investors and analysts and we value this feedback from nearly 4,200 investment professionals that voted in this year’s survey.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Congratulations to Jeff and his team for outstanding work.  Chesapeake continues to place significant emphasis on our communications exchange with the investment community and we are honored by these awards.”

About Cross Border Ltd and IR Magazine:  Cross Border Ltd is the publisher in New York and London of IR magazine, the only global publication focused on the interface between companies and their investors.  IR Magazine hosts events in the US, the UK, Europe, Canada, Singapore, Hong Kong, China and Brazil.  Visit www.thecrossbordergroup.com for more details.

Chesapeake Energy Corporation is the second-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.